Exhibit 4.1

TIM HORTONS INC.
and
BNY TRUST COMPANY OF CANADA

SECOND SUPPLEMENTAL TRUST INDENTURE
Dated as of November 29, 2013
Supplementing the Trust Indenture dated as of June 1, 2010
between Tim Hortons Inc. and BNY Trust Company of Canada
and
providing for the issue of
4.52% Senior Unsecured Notes, Series 2, due December 1, 2023
in the aggregate principal amount of Cdn.$450,000,000

THIS SECOND SUPPLEMENTAL TRUST INDENTURE dated as of November 29, 2013
BETWEEN:
TIM HORTONS INC., a corporation incorporated under the laws of Canada
(the “Issuer”)
-and-
BNY TRUST COMPANY OF CANADA, a trust company existing under the laws of Canada
(the “Trustee”)
RECITALS:

A.
The Issuer and the Trustee have entered into a trust indenture dated as of June 1, 2010 (the “Master Indenture”, together with this Second Supplemental Indenture, the “Trust Indenture”), an indenture supplemental to the Master Indenture dated as of June 1, 2010, and an indenture supplemental to the Master Indenture dated as of December 1, 2010.

B.
Pursuant to Section 2.2 and Section 14.1 of the Master Indenture, the Issuer may issue one or more series of senior unsecured notes containing such terms, provisions and conditions as may be set forth in a Supplemental Indenture pertaining to the notes of such series.

C.
This Second Supplemental Indenture is entered into for the purpose of providing for the issue of 4.52% Senior Unsecured Notes, Series 2, due December 1, 2023, in the aggregate principal amount of Cdn.$450,000,000 pursuant to the Master Indenture, and establishing the terms, provisions and conditions of the Series 2 Notes to be issued under this Second Supplemental Indenture.

NOW THEREFORE THIS SECOND SUPPLEMENTAL INDENTURE WITNESSES and it is hereby covenanted, agreed and declared as follows:
ARTICLE 1
INTERPRETATION

1.1	To be Read with Master Indenture
This Second Supplemental indenture is a Supplemental Indenture within the meaning of the Master Indenture. The Master Indenture and this Second Supplemental Indenture shall be read together and shall have effect so far as practicable as though all the provisions of both indentures were contained in one instrument.

1.2	Second Supplemental Indenture
The terms “this Second Supplemental Indenture”, “this indenture”, “herein”, “hereof”, “hereby”, “hereunder”, and similar expressions, unless the context otherwise specifies or requires, refer to the Master Indenture, as amended and supplemented by this Second Supplemental Indenture and not to any particular Article, section, subsection or clause or other portion thereof, and include every instrument supplemental or ancillary to this Second Supplemental Indenture. For clarity and avoidance of doubt, the provisions of this Second Supplemental Indenture shall only be applicable to the Series 2 Notes issued hereunder and shall not be applicable to any other notes currently outstanding or hereafter issued.

1.3	Definitions
All terms which are defined in the Master Indenture and used but not defined in this Second Supplemental Indenture shall have the meanings ascribed to them in the Master Indenture, as such meanings may be amended by this Second Supplemental Indenture. In the event of any inconsistency between the terms in the Master Indenture and this Second Supplemental Indenture, the terms in this Second Supplemental Indenture shall prevail. Subject to the foregoing, in this Second Supplemental Indenture and in the Series 2 Notes the following terms have the following meanings:
“Board of Directors” means the board of directors of the Issuer;
“Canada Yield Price” means a price equal to the price of the Series 2 Notes calculated to provide a yield to maturity (calculated from the redemption date), compounded semi-annually and calculated in accordance with generally accepted Canadian financial practice, equal to the Government of Canada Yield calculated at 10:00 a.m. (Toronto time) on the business day preceding the day on which the Issuer gives notice of redemption pursuant to the Trust Indenture, plus 0.485%;
“Change of Control” means the occurrence of any one of the following: (a) the direct or indirect sale, transfer, conveyance, lease or other disposition (other than by way of consolidation, amalgamation or merger), in one or a series of related transactions, of all or substantially all of the property and assets of the Issuer and its Subsidiaries, taken as a whole, to any Person or group of Persons acting jointly or in concert for purposes of such transaction (other than to the Issuer or its Subsidiaries or other related entity (not involving a Third Party) formed for the purpose of completing a corporate reorganization); (b) the consummation of any transaction including any consolidation, amalgamation, merger or issue of voting shares the result of which is that any Person or group of Persons acting jointly or in concert for purposes of such transaction (other than the Issuer and its Subsidiaries) becomes the beneficial owner, directly or indirectly, of more than 50% of the voting shares of the Issuer, measured by voting power rather than number of shares (but shall not include the creation of a holding company or similar transaction that does not involve a change in the beneficial ownership of the Issuer); or (c) the first day on which a majority of the members of the Board of Directors are not Continuing Directors;
“Change of Control Offer” has the meaning set out in Section 3.1(a);

“Change of Control Payment” has the meaning set out in Section 3.1(a);
“Change of Control Payment Date” has the meaning set out in Section 3.1(b);
“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event;
“Continuing Director” means, as of any date of determination, any member of the Board of Directors who: (a) was a member of such Board of Directors on the date of the issuance of the Series 2 Notes; or (b) was nominated for election, elected or appointed to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination, election or appointment (either by a specific vote or by approval of the Issuer’s proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination);
“Government of Canada Yield” on any date means the yield to maturity on such date, compounded semi-annually and calculated in accordance with generally accepted Canadian financial practice, which a non-callable Government of Canada bond would carry if issued in dollars in Canada, at 100% of its principal amount on such date with a term to maturity equal to, or if no Government of Canada bond having an equal term to maturity exists, as close as possible to, the remaining term to maturity of the Series 2 Notes, such yield to maturity being the average of the yields provided by two Canadian investment dealers specified by the Issuer;
“Investment Grade Rating” means a rating equal to or higher than BBB (low) (or the equivalent successor rating category of DBRS) by DBRS, or the equivalent investment grade credit rating from any other Specified Rating Agency;
“Master Indenture” has the meaning set out in Recital A;
“Rating Event” means the rating on the Series 2 Notes is lowered to below an Investment Grade Rating by the Specified Rating Agency on any day within the 60-day period (which 60-day period will be extended so long as the rating of the Series 2 Notes is under publicly announced consideration for a possible downgrade by the Specified Rating Agency, but only to the extent that, and for so long as, a Change of Control Triggering Event would result if such downgrade were to occur) after the earlier of (a) the occurrence of a Change of Control and (b) public notice of the occurrence of a Change of Control or of the Issuer’s intention or agreement to effect a Change of Control;
“Redemption Price” means, with respect to a Series 2 Note to be redeemed, (a) in whole prior to September 1, 2023, the greater of (i) the Canada Yield Price and (ii) par, together, in each case, with accrued and unpaid interest, if any, to the date fixed for redemption; (b) in whole on or after September 1, 2023, par, together with accrued and unpaid interest, if any, to the date fixed for redemption, and (c) in part from time to time, the greater of (i) the Canada Yield Price and (ii) par, together, in each case, with accrued and unpaid interest, if any, to the date fixed for redemption;
“Series 2 Notes” means the notes referred to in Section 2.1 hereof;

“Specified Rating Agency” shall mean DBRS, as long as such entity has not ceased to rate the Series 2 Notes or failed to make a rating of the Series 2 Notes publicly available for reasons outside of the Issuer’s control; provided that if DBRS ceases to rate the Series 2 Notes or fails to make a rating of the Series 2 Notes publicly available for reasons outside of the Issuer’s control, the Issuer may select any other “designated rating organization” within the meaning of National Instrument 41-101 of the Canadian Securities Administrators as a replacement agency; and
“Trust Indenture” has the meaning set out in Recital A.
ARTICLE 2
THE SERIES 2 NOTES

2.1	Creation and Design
The Issuer is authorized in accordance with the Trust Indenture to issue under this Second Supplementary Indenture a series of notes designated as “Senior Unsecured Notes, Series 2”.

2.2	Limitation on Aggregate Principal Amount
The aggregate principal amount of Series 2 Notes which may be issued under this Second Supplemental Indenture is unlimited provided that the initial issuance hereunder shall be in the aggregate principal amount of Cdn.$450,000,000.

2.3	Attributes of Series 2 Notes
The Series 2 Notes shall have the attributes as set out in Schedule “A” attached hereto.

2.4	Form of Series 2 Notes
The Series 2 Notes shall be issuable initially as one Global Note held by, or on behalf of, CDS Clearing and Depository Services Inc., as depository, for its participants and registered in the name of the Depository or its Nominee. The Global Note will be substantially in the form set out in Schedule “B” hereto with such appropriate additions, deletions, substitutions and variations as the Trustee and the Issuer may approve and shall bear such distinguishing letters and numbers as the Trustee may approve, with such approval in each case to be conclusively deemed to have been given by the Trustee certifying such Series 2 Notes.

2.5	Location of Registers
With respect to the Series 2 Notes, the Registers referred to in Section 3.1 of the Trust Indenture shall be kept by and at the principal offices of the Trustee and may be kept in such other place or places, if any, by the Trustee or by such other Registrar or Registrars (if any) as the Issuer, with the approval of the Trustee, may designate.

2.6	Additional Amounts
The Issuer will not be required to pay any additional amounts on the Series 2Notes in respect of any tax, assessment or government charge withheld or deducted, or any other cost, charge or payment of any nature or type other than as expressly contemplated by the Trust Indenture or this Second Supplemental Indenture.

2.7	Trustee, etc.
The Trustee will be the trustee, authenticating agent, Paying Agent, transfer agent and Registrar for the Series 2 Notes.

2.8	Redemption and Repurchase

(a)
The Issuer may, at its option, redeem the Series 2 Notes upon not less than 30 days’ and not more than 60 days’ notice to the holders of the Series 2 Notes to be redeemed, in whole, at any time, or in part from time to time, at a redemption price which is equal to the greater of (i) the Canada Yield Price and (ii) par, together, in each case, with accrued and unpaid interest, if any, to the date fixed for redemption. Notwithstanding the foregoing, on or after September 1, 2023, the Issuer may, at its option, redeem the Series 2 Notes in whole but not in part, upon not less than 30 days’ and not more than 60 days’ notice to the holders of Series 2 Notes, at par, together with the accrued and unpaid interest, if any, to the date fixed for redemption. The Issuer will otherwise carry out the redemption of the Series 2 Notes in accordance with Article 5 of the Trust Indenture. Less than all of the Series 2 Notes may be redeemed, and if so redeemed, shall be redeemed in accordance with Section 5.3 of the Trust Indenture.

(b)
The Issuer shall be entitled at any time and from time to time to purchase for cancellation Series 2 Notes (which may include purchases from or through an investment dealer or firm holding membership on a recognized stock exchange or by tender or by private contract at any price). In accordance with Section 5.6 of the Master Indenture, Series 2 Notes that are so purchased will be cancelled and will not be re-issued. Less than all of the Series 2 Notes may be purchased, and if so purchased, shall be purchased for cancellation in accordance with Section 5.1 of the Master Indenture.

ARTICLE 3
OFFER TO REPURCHASE SERIES 2 NOTES

3.1	Offer to Repurchase Series 2 Notes on Change of Control Triggering Event

(a)
If a Change of Control Triggering Event occurs, unless the Issuer has exercised its right to redeem all of the Series 2 Notes pursuant to Section 2.8 of this Second Supplemental Indenture, the Issuer will be required to make an offer to repurchase all or, at the Holder’s option, any part (equal to Cdn.$1,000 or an integral multiple thereof) of each Holder’s Series 2 Notes on the terms set forth in this Section 3.1 (the “Change of Control Offer”). In the Change of Control Offer, the Issuer shall be required to offer payment in cash equal to 101% of the outstanding principal amount of Series 2 Notes together with accrued and unpaid interest thereon, if any, to the date of purchase (the “Change of Control Payment”).

(b)
Within 30 days following any Change of Control Triggering Event, the Issuer shall give written notice to each Holder, with a copy to the Trustee, describing the transaction or transactions which constitute the Change of Control Triggering Event and offering to repurchase the Series 2 Notes on the payment date set out in the notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is given (the “Change of Control Payment Date”), pursuant to the procedures required by this Section 3.1 and described in such notice. The Issuer (or, as applicable, the Third Party referred to in Section 3.1(e)) shall comply with the requirements of applicable securities laws and regulations in connection with the repurchase of the Series 2 Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such applicable securities laws or regulations conflict with the provisions of this Section 3.1, the Issuer (or, as applicable, the Third Party) shall comply with such laws and regulations and shall not be deemed to have breached any of its obligations under this Section 3.1 to repurchase the Series 2 Notes by virtue of such compliance to the extent of any such conflict. The Trustee shall (at the Issuer’s option) act as depository in respect of the Change of Control Offer on behalf of the Issuer.

(c)	On the Change of Control Payment Date, the Issuer or Third Party, if applicable, shall, to the extent lawful:

(i)	accept or direct the Trustee to accept for payment all Series 2 Notes or portions of Series 2 Notes properly tendered pursuant to the Change of Control Offer;

(ii)
deposit with the Trustee an amount of money equal to the Change of Control Payment in respect of all Series 2 Notes or portions of Series 2 Notes properly tendered pursuant to the Change of Control Offer; and

(iii)
deliver or cause to be delivered to the Trustee (to the extent that the Trustee has not taken delivery in its capacity as depository under the Change of Control Offer) the Series 2 Notes properly accepted, together with an Officer’s Certificate stating the aggregate principal amount of the Series 2 Notes or portions of Series 2 Notes being purchased by the Issuer.

(d)
The Trustee will as soon as practicable pay to each Holder of properly tendered Series 2 Notes an amount equal to the Change of Control Payment in respect of such Series 2 Notes, or portion thereof, as applicable, either, at the Trustee’s option, by mailing (first class mail, postage prepaid) a cheque to such Holder or by means of a wire transfer in accordance with the applicable payment procedures of the Depository, and the Trustee will as soon as practicable certify and mail (first class mail, postage prepaid) (or cause to be transferred by book-entry) to each such Holder a new Series 2 Note equal in principal amount to any unpurchased portion of any Series 2 Notes surrendered; provided that each new Series 2 Note will be in a principal amount of Cdn.$1,000 and integral multiples of Cdn.$1,000 in excess thereof.

(e)
Notwithstanding anything set forth herein that may be construed to the contrary, the Issuer will not be required to make a Change of Control Offer upon a Change of Control Triggering Event if a Third Party makes such an offer substantially in the manner, at the times and in compliance with the requirements for a Change of Control Offer made by the Issuer pursuant to the provisions of this Section 3.1 (and for at least the same purchase price payable in cash) and such Third Party purchases all Series 2 Notes properly tendered and not withdrawn under its offer.

(f)
All Series 2 Notes purchased by the Issuer under the provisions of this Article 3 shall be forthwith delivered to and cancelled by the Trustee at the principal office of the Trustee in Toronto, Ontario, and no Series 2 Notes shall be issued in substitution thereof except in respect of any unpurchased portion of any Series 2 Notes surrendered.

ARTICLE 4
MISCELLANEOUS

4.1	Acceptance of Trust
The Trustee accepts the trusts in this Second Supplemental Indenture and agrees to carry out and discharge the same upon the terms and conditions set out in this Second Supplemental Indenture and in accordance with the Master Indenture.

4.2	Confirmation of Master Indenture
The Master Indenture, as amended and supplemented by this Second Supplemental Indenture is in all respects confirmed.

4.3	Counterparts
This Second Supplemental Indenture may be executed in several counterparts and delivered by facsimile, each of which so executed shall be deemed to be original and such counterparts together shall constitute one and the same instrument.
[The remainder of this page intentionally left blank.]

IN WITNESS WHEREOF the parties hereto have executed this Second Supplemental Indenture under the hands of the proper officers in that behalf.

TIM HORTONS INC.
Per:	/s/ JILL E. AEBKER
Name: Jill E. Aebker
Title: Executive Vice President,
General Counsel and Secretary
Per:	/s/ CYNTHIA J. DEVINE
Name: Cynthia J. Devine
Title: Chief Financial Officer

BNY TRUST COMPANY OF CANADA, as Trustee
Per:	/s/ FARHAN MIR
Name: Farhan Mir
Title: Authorized Signatory

SCHEDULE A
ATTRIBUTES OF THE SERIES 2 NOTES

Designation:	4.52% Senior Unsecured Notes, Series 2
Principal Amount:	CDN $450,000,000
Denomination:	Minimum denominations of $1,000 and $1,000 increments thereafter.
Form of Note:	Fully registered Global Note, registered in the name of CDS &Co.
Interest Rate:	4.52%
Original Date of Issue:	November 29, 2013
Stated Maturity:	December 1, 2023
Interest Payment Date(s)
The Series 2 Notes will bear interest from the date of issuance at the rate of 4.52% per annum. Interest on the Series 2 Notes will be payable in cash in equal semi-annual instalments, in arrears, in the amount of $22.60 per $1,000 principal amount on the 1st day of June and December of each year (or if such day is not a business day, the next following business day), commencing on June 1, 2014, provided that the interest payment on June 1, 2014 will be in the amount of $22.84767123 per $1,000 principal amount (long first coupon).
Interest on each Global Note shall be paid to the Depository or the Nominee, as the case may be, as the registered holder of the Global Note.

Record Date(s):	Ten Business Days prior to the applicable Interest Payment Date.
Payment Currency of Principal, Interest and Premium (if any):	Canadian Dollars
Day Count Convention:	Actual/365 for periods less than six months.
Redemption and Repurchase:	Redeemable and can be repurchased prior to the Stated Maturity as specified in Section 2.8 of the Second Supplemental Indenture.
Offer to Repurchase upon Change of Control Triggering Event:
The Issuer or Third Party is required, upon the occurrence of a Change of Control Triggering Event (as defined in the Second Supplemental Indenture) and subject to and in accordance with the provisions of Article 3 of the Second Supplemental Indenture, to make an offer to repurchase the Series 2 Notes at a price equal to 101% of the outstanding principal amount of the Series 2 Notes together with accrued but unpaid interest thereon, if any, to the date of purchase.

SCHEDULE B
FORM OF SERIES 2 NOTE
SERIES 2 GLOBAL NOTE
THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE TRUST INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITORY OR A NOMINEE THEREOF. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF CDS CLEARING AND DEPOSITORY SERVICES INC. (“CDS”) TO TIM HORTONS INC. (THE “ISSUER”) OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IN RESPECT THEREOF IS REGISTERED IN THE NAME OF CDS & CO., OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF CDS (AND ANY PAYMENT IS MADE TO CDS & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF CDS), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED HOLDER HEREOF, CDS & CO., HAS A PROPERTY INTEREST IN THE SECURITIES REPRESENTED BY THIS CERTIFICATE HEREIN AND IT IS A VIOLATION OF ITS RIGHTS FOR ANOTHER PERSON TO HOLD, TRANSFER OR DEAL WITH THIS CERTIFICATE.
UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE MARCH 29, 2014.
REGISTERED
TIM HORTONS INC.
4.52% SENIOR UNSECURED NOTES, SERIES 2

Note No. 4
Principal Amount: $450,000,000 ($450 million dollars)
Currency: Canadian Dollars
Interest Rate: 4.52% per annum
Stated Maturity: December 1, 2023
Record Date(s): The tenth Business Day prior to such Interest Payment Date
Day Count Convention: Actual/365 for periods less than six months
Other Provisions: See “Redemption” below

ISIN No. CA 88706MAC79
CUSIP No. 88706MAC7
Denominations (if other than Cdn. Dollars or Cdn. Dollar denominations of a minimum denomination of Cdn.$1,000 and thereafter in integral multiples of $1,000): N/A
Original Date of Issue: November 29, 2013
Interest Payment Date(s): June 1 and December 1 in each year, commencing on June 1, 2014 (the “Initial Interest Payment Date”).
Payment Currency of Principal, Interest and Premium (if any):
[X] Canadian Dollars
[X] Specified Currency
Addendum Attached
           [X] Yes
           [X] No

Redemption:
Under the Trust Indenture (as defined below), the Issuer may, at its option, redeem the Series 2 Notes, in whole, at any time, or in part from time to time, upon not less than 30 days’ and not more than 60 days’ notice to the holders of the Series 2 Notes to be redeemed at a redemption price which is equal to the greater of (i) the Canada Yield Price and (ii) par, together, in each case, with the accrued and unpaid interest, if any, to the date fixed for redemption. Notwithstanding the foregoing, on or after September 1, 2023, the Issuer may at its option, redeem the Series 2 Notes in whole but not in part, upon not less than 30 days’ and not more than 60 days’ notice to the holders of the Series 2 Notes, at par, together with the accrued and unpaid interest, if any, to the date fixed for redemption. In cases of partial redemption, the Series 2 Notes to be redeemed will be selected by the Trustee on a pro rata basis in such manner as the Trustee shall deem equitable.

“Canada Yield Price” means a price equal to the price of the Series 2 Notes calculated to provide a yield to maturity (calculated from the redemption date), compounded semi-annually and calculated in accordance with generally accepted Canadian financial practice, equal to the Government of Canada Yield calculated at 10:00 a.m. (Toronto time) on the business day preceding the day on which the Issuer gives notice of redemption pursuant to the Trust Indenture, plus 0.485%; and
“Government of Canada Yield” on any date means the yield to maturity on such date, compounded semi-annually and calculated in accordance with generally accepted Canadian financial practice, which a non-callable Government of Canada bond would carry if issued in dollars in Canada, at 100% of its principal amount on such date with a term to maturity equal to, or if no Government of Canada bond having an equal term to maturity exists, as close as possible to, the remaining term to maturity of the Series 2 Notes, such yield to maturity being the average of the yields provided by two Canadian investment dealers specified by the Issuer.

TIM HORTONS INC. (the “Issuer”) for value received hereby promises to pay to the registered holder hereof on the Stated Maturity, or on such earlier date as the Principal Amount may become due in accordance with the provisions of the Trust Indenture (as defined below), on presentation and surrender of this 4.52% Senior Unsecured Note, Series 2 due December 1, 2023 (the “Series 2 Note”) at the principal office of the Trustee (as defined below), the Principal Amount in lawful money of Canada, and to pay interest on the Principal Amount, from time to time outstanding, at the Interest Rate per annum, in like money, in equal semi-annual instalments, in arrears, in the amount of $22.60 per $1,000 principal amount, on the Interest Payment Dates in each year, commencing on the Initial Interest Payment Date and the last such payment to be payable on the date of the Stated Maturity, provided that the interest payment on the Initial Interest Payment Date will be in the amount of $22.84767123 per $1,000 principal amount, and if the Issuer at any time defaults in the payment of any principal or interest, to pay interest on the amount in default at the same rate, in like money, at the principal office of the Trustee and semi-annually on the same dates.
This Series 2 Note is a single registered Note representing Cdn.$450,000,000 of the 4.52% Senior Unsecured Notes, Series 2 due December 1, 2023 of the Issuer issued under a trust indenture (the “Master Indenture”) dated June 1, 2010 made between the Issuer and BNY Trust Company of Canada (the “Trustee”), as supplemented by a Second Supplemental Indenture dated November 29, 2013 (the “Second Supplemental Indenture”) made between the Issuer and the Trustee (the “Second Indenture” together with the Master Indenture, the “Trust Indenture”).
Reference is hereby expressly made to the Trust Indenture and all instruments supplemental thereto for a description of the terms and conditions upon which this Series 2 Note is issued and held and the rights and remedies of the holder of this Series 2 Note and of the Issuer and of the Trustee, all of which are incorporated by reference in this Series 2 Note and to all of which the holder of this Series 2 Note, by acceptance hereof, agrees. The provisions of this Series 2 Note are qualified in their entirety by the provisions of the Trust Indenture. A Noteholder may obtain from the Trustee a copy of the Trust Indenture on written request and upon payment of a reasonable copying charge.
Interest payments will be made by the Issuer by electronic funds transfer or wire transfer (or other payment method as agreed by the Issuer and the Trustee) to the Depository or the Nominee on each Interest Payment Date, (except in case of payment at maturity, on redemption, repurchase or pursuant to a Change of Control Offer at which time payment of interest will be made only upon surrender of this Series 2 Note). The forwarding of such payments to the Depository or the Nominee shall satisfy and discharge the liability for interest upon this Series 2 Note to the extent of the sum represented thereby (plus the amount of any tax, assessment or other government charge required by law to be deducted or withheld).
The Series 2 Notes are direct senior unsecured obligations of the Issuer. The Series 2 Notes rank equally and pari passu with each other and with the Notes of every other Series (regardless of their actual dates or terms of issue) and, subject to statutory preferred exceptions, with all other senior unsubordinated and unsecured indebtedness of the Issuer for Borrowed Money, except as to any sinking fund which pertains exclusively to any particular indebtedness of the Issuer.

This Series 2 Note has been unconditionally (except to the extent otherwise provided in the Trust Indenture) and irrevocably guaranteed as to the payment of principal, ‘interest, Premium, if any, in accordance with the terms of the Trust Indenture by certain Guarantor(s). Any guarantee of the Series 2 Note is subject to the provisions of the Trust Indenture, including Article 6 thereof.
At any time and from time to time, the Issuer may purchase all or any of Series 2 Notes (which shall include purchase from or through an investment dealer or other market intermediary or by tender or by private contract), provided that no Event of Default would result from such purchase.
The Issuer is required, subject to the occurrence of a Change of Control Triggering Event and subject to and in accordance with the provisions of the Trust Indenture, unless the Issuer has exercised its optional right to redeem all of the Series 2 Notes, to make an offer to repurchase all or, at the option of the holder of Series 2 Notes, any part (equal to Cdn.$1,000 or an integral multiple thereof) of such holder’s Series 2 Notes, at a purchase price payable in cash equal to 101% of the outstanding principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase.
The Principal Amount may become or be declared due before the Stated Maturity on the conditions, in the manner, with the effect and at the times set forth in the Trust Indenture.
The Master Indenture contains provisions for the holding of meetings of holders of Notes and making resolutions passed at such meetings and instruments in writing signed by the holders of a specified percentage of the Notes outstanding binding on all holders of Notes issued by the Issuer pursuant to the Master Indenture, subject to the provisions of the Second Supplemental Indenture.
This Series 2 Note may be transferred only upon compliance with the conditions prescribed in the Trust Indenture on one of the Registers kept at the principal offices of the Trustee in Toronto and at such other place or places, if any, and by such other Registrar or Registrars, if any, as the Issuer may designate, by the registered holder hereof or the holder’s legal representative or attorney duly appointed by an instrument in writing in form and execution satisfactory to the Trustee, and upon compliance with such reasonable requirements as the Trustee or other registrar may prescribe, and such transfer shall be duly noted hereon by the Trustee or other registrar.
This Series 2 Note shall not become obligatory for any purpose until it shall have been certified by the manual signature of the Trustee under the Trust Indenture.
This Series 2 Note and the Trust Indenture are governed by, and are to be construed and enforced with, the laws of the Province of Ontario.
The parties hereto have declared that they have required that this Series 2 Note and all other documents related hereto be in the English language.
Les parties aux présentes ont declaré qu’elles ont exigé que le présent certificat, de meme que tous les documents s’y rapportant, soient redigés en anglais.

All capitalized terms used in this Series 2 Note which are not otherwise defined shall have the meanings ascribed to such terms in the Trust Indenture.

IN WITNESS WHEREOF the Issuer has caused this Series 2 Note to be signed by its Authorized Officers as of the 29th day of November, 2013.

TIM HORTONS INC.

Authorized Signatory

Authorized Signatory

TRUSTEE’S CERTIFICATE
This Series 2 Note is a single registered Note representing Cdn.$450,000,000 of the 4.52% Senior Unsecured Notes, Series 2 due December 1, 2023 of the Issuer issued under the Trust Indenture.

BNY TRUST COMPANY OF CANADA, as Trustee
By:
Certifying Officer

(NO WRITING HEREON EXCEPT BY THE TRUSTEE OR OTHER REGISTRAR)
ISIN No. CA 88706MAC79
CUSIP No. 88706MAC7

DATE OF REGISTRY	IN WHOSE NAME REGISTERED	SIGNATURE OF TRUSTEE OR OTHER REGISTRAR	OUTSTANDING PRINCIPAL AMOUNT

ASSIGNMENT/TRANSFER FORM

FOR VALUE RECEIVED the undersigned registered holder hereby sell(s), assign(s) and transfer(s) unto

(Please print or typewrite assignee’s name and address including postal code)
the within Note and all rights thereunder, hereby irrevocably constituting and appointing attorney to transfer said Note on the books of the Issuer with full power of substitution in the premises.

Dated:
Signature of transferring registered holder*

Signature of transferring registered holder guaranteed by:**

Dated:
Signature of Guarantor

_______________

*
NOTICE: The signature of the registered Holder to this assignment must correspond with the name as written upon the face of the within instrument in every particular, without alteration or enlargement or any change whatsoever.

**
Signature must be guaranteed by an authorized officer of a Canadian chartered bank or a major Canadian trust company or by a medallion signature guarantee from a member of a recognized Medallion Signature Guarantee Program.

6258590